Dean Heller
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
Telephone (775) 684-5708
Website: secretaryofstate.biz

Important: Read attached Instructions before completing form.


              Certificate of Amendment to Articles of Incorporation
              -----------------------------------------------------
                         For Nevada Profit Corporations
                         ------------------------------

          (Pursuant to NRS 78.385 and 78.390- After Issuance of Stock)

1. Name of Corporation:
________________________________________________________________________________
Bio-Solutions International, Inc.
________________________________________________________________________________
2. The articles have been amended as follows (provide article numbers, if available):

Article IV. Capital Stock is deleted in its entirety and the following is submitted in its place and stead following the reverse stock split scheduled for August 20, 2004. See Exhibit "A" attached hereto and incorporated herein by reference. The remaining provisions of the original Articles of Incorporation are unaffected.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required to the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 60%.

4. Effective date of filing (optional):
________________________________________________________________________________
                                    8/21/04
________________________________________________________________________________
         (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required).

____/s/_________________________________________________________________________

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

                                   ARTICLE IV
                                  CAPITAL STOCK

The aggregate number of shares which this Corporation will have authority to issue is One Hundred Ten Million (110000,000) par value $0.0001 per share 100,000,000 of which will be designated "Common Stock" and fen Million (10,000
000) of which will be designated "Preferred Stock".

     1. Voting Rights,, Cumulative Voting Bach outstanding share of Common Stock will be entitled to one vote and each fractional share of Common Stock will be entitled in a corresponding fractional vote on each matter submitted to a vote of shareholders A majority of the shares the shares of common Stock noticed to vote, represented in person or by proxy, will constitute a quorum at a meeting of shareholders Except as otherwise provided by these Articles of Incorporation or the Nevada Corporation Code, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter will be the act of the ~shareholders When, with respect to any action to be taken by shareholders of this Corporation, the laws of Nevada require the vote or concurrence of the holders of.two4hirds~uftlie outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof Cumulative voting will not be allowed in the election of directors of this Corporation

     2. Preferred Stock. The shares of Preferred Stock to be issued shall be subject to such terms, conditions, limitations, and preferences as shall be determined by the Board of Directors without shareholder approval.

     3. Denial of Preemptive Rights. No holder of any shares of the Corporation, whether now or hereafter authorized, will have any preemptive or preferential right to acquire any shares or securities of the Corporation, including shares or securities held in the treasury of the Corporation.